                                                                               .
                                                                               .
                                                                               .
                                   Exhibit 7.1
                          GRUPO IUSACELL, S.A. DE C.V.
          RATIO OF EARNINGS TO FIXED CHARGES PURSUANT TO MEXICAN GAAP
              THOUSANDS OF CONSTANT PESOS AS OF DECEMBER 31, 2003


                                                                    1999          2000           2001         2002          2003
                                                                  ---------    -----------    ----------   -----------   -----------

Income (loss) from continuing operations                            417,282    (1,233,720)     (549,522)   (2,166,982)   (4,708,741)
Add income tax, assets tax and deffered income tax                  165,838       171,823       160,908       115,647       310,377
                                                                  ---------    ----------     ---------    ----------    ----------
Pretax income (loss) from continuing operations                     583,120    (1,061,897)     (388,614)   (2,051,335)   (4,398,364)
Add:
Integral cost of financing (expense only)                           390,553     1,186,292     1,005,533       971,252       973,649
Amortization of debt expense and discount of premium                                                                             --
Interest portion of rent expense                                      3,108         3,108           777                          --
Losses from < 50% owned affiliates                                   24,952        20,438        41,976        16,709        33,137
Amortized portion of capitalized integral cost of financing          19,418        37,011        39,326        41,094        39,521
                                                                  ---------    ----------     ---------    ----------    ----------
ADJUSTED EARNINGS (A)                                             1,021,151       184,952       698,998    (1,022,280)   (3,352,057)

Fixed charges:
Integral cost of financing (whether expensed or capitalized)        390,553     1,186,292     1,005,533     2,040,892     1,718,161
Amortization of debt expense and discount or premium                     --            --            --            --            --
The interest portion of rent expense                                  3,108         3,108           777            --            --
Preffered stock dividend requirement                                                                                             --
                                                                  ---------    ----------     ---------    ----------    ----------
TOTAL FIXED CHARGES (B)                                             393,661     1,189,400     1,006,310     2,040,892     1,718,161


EARNINGS TO FIXED CHARGES (A/B)                                      2.5940       (0.1555)      (0.6946)      (0.5009)      (1.9510)

ADJUSTED PRETAX EARNINGS LESS FIXED CHARGES                         627,490    (1,004,448)     (307,312)   (3,063,172)   (5,070,218)

                                                                         (2)          (92)            1            (1)           --
